Exhibit 10.23

EMPLOYMENT AGREEMENT
(Mitchell C. Hochberg)

          This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of May 24, 2004 by and between WCI Communities, Inc. (the “Company”) and Mitchell C. Hochberg (the “Employee”).

          WHEREAS, pursuant to that certain Purchase Agreement, dated as of May 24, 2004, by and among the Employee, Spectrum Acquisition Corp. (“Spectrum Corp.”), Spectrum Communities, LLC (“Spectrum LLC”), and the Company (the “Purchase Agreement”), the Company purchased from the Employee and Spectrum LLC all of the capital stock of Spectrum Corp. on May 24, 2004 (the “Effective Date”); and

          WHEREAS, as of the Effective Date, the Company desires to employ the Employee and to enter into an agreement embodying the terms of such employment, and the Employee desires to accept such employment and enter into such an agreement.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein and, with respect to the Employee’s obligations under Section 8 of this Agreement, in consideration of the Company’s payment to the Employee of the Purchase Price and other consideration due under the terms of the Purchase Agreement, and for other good and valuable consideration, the parties agree as follows:

     1. Term of Employment.

          a. The term of the Employee’s employment hereunder (the “Employment Term”) shall commence on the Effective Date and, subject to Section 7 of this Agreement, shall continue during the period ending on the third anniversary of the Effective Date (the “Expiration Date”), on the terms and subject to the conditions set forth in this Agreement. If the Employee continues to be employed by the Company after expiration of the Employment Term, such employment shall be at-will, as provided in Section 7(e) of this Agreement.

          b. The Company hereby agrees that, on or before December 31, 2006, assuming this Agreement has not been earlier terminated under Section 7 of this Agreement, the Company shall give notice to the Employee as to whether the Employee’s employment by the Company shall terminate on the Expiration Date. If the Company fails to give such notice to the Employee, the Non-interference Period (as defined in Section 8(b) of this Agreement) shall not continue past the first anniversary of the date the Employee ceases to be employed by the Company, notwithstanding anything to the contrary in Section 8(b) of this Agreement. Notwithstanding the foregoing, the Company’s failure to provide such notice shall not constitute a breach of this Agreement, and the Company shall not be in any way obligated to continue or terminate the Employee’s employment after the Expiration Date, despite any notice to the opposite

2

effect. The parties hereby agree that, if the Company gives the Employee notice that the Employee’s employment by the Company shall not continue after the Expiration Date, such notice shall not in and of itself constitute Good Reason within the meaning of Section 7(c)(ii) of this Agreement.

     2. Position.

          a. During the Employment Term, the Employee shall serve as President and Chief Executive Officer of WCI/Spectrum Communities LLC and as Senior Vice President of the Company, and, in such capacities, shall report directly to the President of the Company (the “President”) and shall have such duties and authority consistent with his position as shall be determined from time to time by the President, including, without limitation, the obligation to complete all corporate certifications that the Company deems necessary under Company policies as the same shall exist from time to time.

          b. During the Employment Term, the Employee shall devote his full time to the performance of his duties hereunder and shall not engage in any other business activity, for compensation or otherwise, which would interfere with the rendition of his services hereunder, without the prior written consent of the President, except that the Employee may (i) participate in activities of professional trade organizations related to the business of the Company and (ii) serve on any board of directors or trustees of any charitable organization, provided that such activities do not, either singly or in the aggregate, interfere with the performance of the Employee’s duties hereunder or conflict with Section 8 of this Agreement.

     3. Base Salary. During the Employment Term, the Company shall pay the Employee a base salary at the annual rate of $750,000, payable in regular installments in accordance with the Company’s usual payment practices. For purposes of clarification, with respect to calendar year 2004 and any other calendar year during the Employment Term in which the Employee is not employed under the terms of this Agreement for the full calendar year, the Employee’s base salary shall be prorated based on the number of days the Employee actually works pursuant to the terms of this Agreement during such calendar year. The Employee’s annual rate of base salary is hereinafter referred to as the “Base Salary.”

     4. Annual Bonus. During the Employment Term, the Company shall pay the Employee an annual bonus (an “Annual Bonus”). The target amount of such bonus shall equal 100% of the Base Salary, provided, that, the actual bonus payable shall be adjusted upward or downward based on the terms of the Company’s Management Incentive Compensation Plan (the “Incentive Plan”) as in effect on the Effective Date, and for the calendar year ending December 31, 2004, the target amount of such bonus shall be paid if the EBITDA Target (as defined in the Purchase Agreement) is met, as such bonus may be increased or decreased in accordance with the Incentive Plan. Notwithstanding anything to the contrary in this Section 4 or under the Incentive Plan, the Employee’s target

3

Annual Bonus with respect to calendar year 2004 shall equal 100% of the Base Salary, even though the Employee shall not be employed hereunder for the full 2004 calendar year.

     5. Employee Benefits. During the Employment Term, the Employee shall be entitled to participate in the Company’s employee benefit plans (other than any severance plans or any annual bonus or incentive plans other than the Incentive Plan) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

     6. Business Expenses and Perquisites.

           a. Expenses. During the Employment Term, reasonable business expenses incurred by the Employee in the performance of the Employee’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

           b. Perquisites. During the Employment Term, the Employee shall be entitled to the following fringe benefits: (i) payment by the Company of all annual dues and business expenses relating to the Employee’s membership in the Old Oaks Country Club, (ii) at the Company’s election, either (A) a luxury automobile comparable to the Employee’s existing automobile, or (B) reimbursement by the Company of the Employee’s expenses in connection with leasing a luxury automobile comparable to the Employee’s existing automobile, and (iii) payment by the Company of all expenses related to the Employee’s business use of the automobile referenced in clause (ii).

           c. Vacation. The Employee shall be entitled to at least five weeks of vacation for each calendar year (pro rated for partial calendar years), subject to the Company’s policies on use and retention of such vacation in effect from time to time.

     7. Termination. The Employment Term and the Employee’s employment hereunder may be terminated by either party at any time and for any reason, subject to the notice provisions set forth in Section 7(a)(i), Section 7(c)(ii) and Section 7(d) of this Agreement. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern the Employee’s rights upon termination of employment with the Company and its affiliates.

           a. By the Company For Cause or By Employee Resignation Without Good Reason.

          i. The Employment Term and the Employee’s employment hereunder may be terminated by the Company for Cause (as defined in subsection (ii) below) and shall terminate automatically upon the Employee’s resignation without Good Reason (as defined in Section 7(c)(ii) of this Agreement), provided, that, the Employee will be required to give the Company at least 60 days advance written notice of a resignation without Good Reason.

4

          ii. For purposes of this Agreement, “Cause” shall mean (A) the Employee’s continued failure substantially to perform the Employee’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) which is not cured within 10 days following written notice by the Company to the Employee of such failure, (B) the Employee’s conviction of, or plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (C) the Employee’s willful malfeasance or willful misconduct in connection with the Employee’s duties hereunder or any wrongful act or omission in connection with his duties under this Agreement, in each case, which is demonstrably injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, (D) the Employee’s breach of Section 3.08, Section 6.01, Section 6.02 or Section 6.15 of the Company’s Policy Manual, as such sections may be modified or re-numbered by the Company from time to time, or (E) the Employee’s breach of the provisions of Section 8 or Section 9 of this Agreement.

          iii. If the Employee’s employment is terminated by the Company for Cause, or if the Employee resigns without Good Reason, the Employee shall be entitled to receive:

          (A) the Base Salary through the date of termination;

          (B) reimbursement for any unreimbursed business expenses properly incurred by the Employee in accordance with Company policy prior to the date of the Employee’s termination; and

          (C) such Employee Benefits, if any, as to which the Employee may be entitled under the employee benefit plans of the Company.

          The amounts described in clauses (A) through (C) of this Section 7(a)(iii) are referred to in this Agreement as the “Accrued Rights”.

          Following such termination of the Employee’s employment by the Company for Cause or resignation by the Employee without Good Reason, except as set forth in this Section 7(a)(iii), the Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          b. Death or Disability.

          i. The Employment Term and the Employee’s employment hereunder shall terminate upon the Employee’s death and may be terminated by the Company if the Employee becomes physically or mentally incapacitated and is therefore unable, for a period of six consecutive months or for an aggregate of nine months during the Employment Term, to perform the Employee’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of the Employee as to which the Employee and the Company cannot agree shall be determined

5

in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of the Agreement.

          ii. Upon termination of the Employee’s employment hereunder for either death or Disability, the Employee or the Employee’s estate (as the case may be) shall be entitled to receive the Accrued Rights and to continued payment, in accordance with the Company’s prevailing payroll practices, of the Base Salary during the period commencing on the Employee’s date of termination and ending on the first anniversary of the date of termination.

          iii. Following the Employee’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), the Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          c. By the Company Without Cause or Resignation by the Employee for Good Reason.

          i. The Employment Term and the Employee’s employment hereunder may be terminated by the Company without Cause or by the Employee’s resignation for Good Reason.

          ii. For purposes of this Agreement, “Good Reason” shall mean (A) the failure of the Company to pay or cause to be paid the Employee’s Base Salary or Annual Bonus when due hereunder; (B) without the Employee’s consent, the relocation of the Employee’s principal office more than 20 miles from its location as of the date of this Agreement; (C) any material and adverse diminution in the Employee’s position, authority or responsibilities from those described in Section 2 hereof; or (D) the Company’s failure, with respect to any fiscal year during the Employment Term, to provide the businesses of the Company for which the Employee has primary responsibility with at least the amount of operating capital that the Company has committed to provide under its business plan in effect for such fiscal year; however, such failure shall not be Good Reason if it is the result of the Employee’s failure to deliver the prospects or business opportunities that the operating capital is meant to fund; provided, that, any of the events described in clauses (A) through (D) of this Section 7(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Employee of written notice of the event that constitutes Good Reason; provided, further, that, “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or the Employee’s knowledge thereof, unless the Employee has given the Company written notice thereof prior to such date.

       iii. If the Employee’s employment is terminated by the Company without Cause (other than by reason of death or Disability), or if the Employee resigns for Good Reason, the Employee shall be entitled to receive:

(A)	the Accrued Rights;

(B)	subject to the Employee’s continued compliance with the provisions of Section 8 and Section 9 of this Agreement and subject to Section 7(c)(iv) and Section 7(c)(v) of this Agreement, continued payment ratably over the period commencing on the date of termination and ending on the Expiration Date, in accordance with the Company’s prevailing payroll practices, of an amount equal to the sum of (1) the Base Salary to which the Employee would have been entitled had he remained employed by the Company through the Expiration Date and (2) an amount equal to 50% of the Annual Bonus that the Employee would have been paid had he remained employed through the Expiration Date, assuming that the bonus would have been paid at the target level of 100% of Base Salary; and

(C)	subject to the Employee’s continued compliance with the provisions of Section 8 and Section 9 of this Agreement and subject to Section 7(c)(iv) and Section 7(c)(v) of this Agreement, an amount equal to the target Annual Bonus for the year of termination multiplied by a fraction, the numerator of which is the number of days that the Employee was employed during the year of termination and the denominator of which is 365, payable at the time the bonus would have been paid had the Employee’s employment not been terminated.

          iv. Notwithstanding anything to the contrary contained in this Agreement, the Employee may elect not to receive the payments set forth in Section 7(c)(iii)(B) and (C) of this Agreement, in which case (A) the Employee will not be bound by Section 8(a) of this Agreement following the termination of his employment, and (B) the Non-interference Period (as defined in Section 8(b) of this Agreement) shall not continue past the first anniversary of the date the Employee ceases to be employed by the Company, notwithstanding anything to the contrary in Section 8(b) of this Agreement.

          v. The aggregate of the amounts payable under Section 7(c)(iii)(B) of this Agreement shall be reduced by the present value of any other cash severance or termination, if any, benefits payable to the Employee under any other plans, programs or arrangements of the Company or its affiliates.

          vi. Following the Employee’s termination of employment by the Company without Cause (other than by reason of the Employee’s death or Disability),

except as set forth in Section 7(c)(iii), the Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          d. Termination by the Employee following a Change in Control. Notwithstanding anything to the contrary in this Agreement, at any time within 30 days after the date of a Change in Control (as defined in the Purchase Agreement), the Employee may give notice to the Company that the Employee will terminate his employment with the Company, effective six months after the date of such notice. In the event the Employee’s employment terminates under this Section 7(d), (i) the Employee shall not be bound by Section 8(a) of this Agreement following the date of termination of employment, (ii) the Non-Interference Period (as defined in Section 8(b) of this Agreement) shall not continue past the six-month anniversary of the date the Employee ceases to be employed by the Company, notwithstanding anything to the contrary in Section 8(b) of this Agreement, and (iii) the Employee shall be entitled to the Accrued Rights, but shall have no further rights to any compensation or any other benefits under this Agreement.

          e. Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of the Employee’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement, and the Employee’s employment may thereafter be terminated at will by either the Employee or the Company; provided, that, the provisions of Sections 8, 9, 10 and 11 of this Agreement shall survive any termination of this Agreement or the Employee’s termination of employment hereunder.

          f. Notice of Termination. Any purported termination of employment by the Company or by the Employee (other than due to the Employee’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

     8. Non-Competition; Non-Interference.

          a. Non-Competition.

          i. The Employee acknowledges the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates and accordingly agrees that from the Effective Date through the Expiration Date, (all such periods shall be referred to herein as the “Non-Compete Period”) subject to Sections 7(c)(iv) and 8(a)(ii) of this Agreement, the Employee shall not (A) be a shareholder, partner, joint venturer or other equity owner in, or sole proprietor of, or officer, director, employee, consultant, agent or representative of, or otherwise engage, directly or indirectly in any business which is competitive with the business conducted by the Company or its affiliates at the date of termination of employment (including, without limitation, businesses that the Company or its affiliates have specific plans to conduct in the future and as to which the Employee is aware of such planning), or (B) be a shareholder, partner, joint venturer or other equity owner in, or officer, director, employee, consultant, agent or representative of, any of the companies that are listed on Exhibit A attached to this Agreement (the “Competing Companies”); provided, however, that this provision shall not apply to the ownership of not more than 5% of any publicly traded entity, provided the Employee is not actively involved in the activities of any such entity, and holds such interest solely for investment.

          ii. Notwithstanding the foregoing, in the event that the Company, pursuant to Section l(b) of this Agreement, gives notice that the Employee will continue to be employed by the Company following the Expiration Date, with substantially the same position as is set forth in Section 2 of this Agreement and substantially the same compensation, benefits and perquisites as those afforded pursuant to Sections 3 through 6 of this Agreement, the Non-Compete Period (as well as the Non-interference Period set forth below) shall remain in effect through the first anniversary of the Expiration Date, whether or not the Employee agrees to such continued employment, unless the Employee’s employment terminates before such anniversary under circumstances that would have qualified as a termination by the Company without Cause or Resignation by the Employee for Good Reason under Section 7(c) of this Agreement if Section 7(c) were in effect as of the date of such termination of employment in which case the Non-Compete Period shall expire as of such date of termination.

           b. Non-Interference – Employees. The Employee agrees that, during the Employment Term and, subject to Section l(b), Section 7(c)(iv) and Section 7(d) of this Agreement, until the date that is the later of the Expiration Date and the second anniversary of the date the Employee ceases to be employed by the Company (all such periods shall be referred to herein as the “Non-Interference Period”), he shall not solicit any employee of the Company or of its affiliates to accept employment with the Employee or with any other person, nor, except with the prior consent of the Company, shall he hire, or cause or permit any entity controlled directly or indirectly by him, to hire any person as an employee or consultant who was, at any time within two years of the end of the Employment Term, an Employee of the Company or of its affiliates.

           c. Non-Interference – Customers. The Employee agrees that, during the Non-interference Period, the Employee will not, whether on his own behalf or on behalf of any person, firm, partnership, joint venture, association, corporation, or other business organization (“Person”) directly or indirectly solicit the business of any customers or prospective customers of the Company or of any of its affiliates: (i) with whom the Employee had personal contact or dealings on behalf of the Company or any of its affiliates during the year preceding the Employee’s termination of employment; (ii) with whom employees reporting to the Employee had personal contact or dealings on behalf of the Company or any of its affiliates during the year preceding the Employee’s termination of employment; or (iii) for whom, the Employee had direct or indirect responsibility during the year preceding the Employee’s termination of employment.

          d. It is expressly understood and agreed that, although the Employee and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

          e. The provisions of this Section 8 shall survive the termination of the Employee’s employment for any reason.

     9. Confidentiality.

          a. The Employee will not at any time retain, disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non- public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Company.

          b. “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of the Employee’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to the Employee by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that the Employee shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

          c. Except as required by law, the Employee will not disclose to anyone, other than the Employee’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that the Employee may disclose to any prospective future employer the provisions of Section 8 and Section 9 of this Agreement provided that such prospective future employer agrees to maintain the confidentiality of such terms.

          d. Upon termination of the Employee’s employment with the Company for any reason, the Employee shall (x) cease and not thereafter use any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Employee’s possession or control (including any of the foregoing stored or located in the Employee’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that the Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Employee is or becomes aware.

          e. The provisions of this Section 9 shall survive the termination of the Employee’s employment for any reason.

     10. Specific Performance. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 of this Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. The provisions of this Section 10 shall survive the termination of the Employee’s employment for any reason.

     11. Miscellaneous.

          a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

          b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of the Employee by the Company, and, except as otherwise provided herein, in the event of any conflict between this Agreement and any other agreement or arrangement relating to matters addressed in this Agreement, including, without limitation, that certain side letter from the Company to the Employee, dated as of May 24, 2004, regarding the Employee’s position with respect to the Spectrum Entities, this Agreement shall control. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

          c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

          e. Assignment. This Agreement, and all of the Employee’s rights and duties hereunder, shall not be assignable or delegable by the Employee. Any purported assignment or delegation by the Employee in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

          f. Set-Off. The Company’s obligation to pay the Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set off, counterclaim or recoupment of amounts owed by the Employee to the Company or its affiliates as an Employee of the Company, and such set-off shall not apply with respect to any amounts owed under the Purchase Agreement.

          g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:
WCI Communities, Inc.
24301 Walden Center Drive
Bonita Springs, FL 34134

Attention: Vivien N. Hastings, General Counsel; Facsimile: (239) 498-8277

If to the Employee:

To the most recent address of the Employee set forth in the personnel records of the Company.

          i. Employee Representation. The Employee hereby represents to the Company that the execution and delivery of this Agreement by the Employee and the Company and the performance by the Employee of the Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Employee is a party or otherwise bound.

          j. Cooperation. The Employee shall provide the Employee’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during the Employee’s employment hereunder. This provision shall survive any termination of this Agreement.

          k. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

          1. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WCI COMMUNITIES, INC.	MITCHELL C. HOCHBERG

-s- Jerry L. Starkey	-s- Mitchell C. Hochberg
By: Jerry L. Starkey
Title: President

Exhibit A

Competing Companies

1.	Lennar Corp.

2.	Pulte Homes Inc.

3.	Centex Corp.

4.	KB Home

5.	Hovnanian Enterprises Inc.

6.	Toll Brothers Inc.

7.	NVR Inc.

8.	Standard Pacific Corp.

9.	M.D.C. Holdings/Richmond American

10.	Shea Homes

11.	Beazer Homes USA Inc.

12.	The Ryland Group Inc.

13.	Meritage Corp.

14.	D.R. Horton Inc.

15.	M.I. Homes

16.	Technical Olympic USA Inc.

17.	Brookfield Homes Corp.

18.	Orleans Homebuilders

19.	David Weekley Homes

20.	John Wieland Homes